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                                                                   Exhibit 10.37

                     [LETTERHEAD OF GTE NETWORK SERVICES]


February 3, 2000



Mr. John Sumpter
Pac-West Telecomm, Inc.
4210 Coronado Avenue
Stockton, CA 95204


Dear Mr. Sumpter:

GTE has received your letter stating that, under Section 252(i) of the Telecommunications Act of 1996, Pac-West Telecomm, Inc. ("Pac-West") wishes to adopt the terms of the arbitrated Interconnection Agreement between Electric Lightwave Incorporated ("ELI") and GTE that was approved by the Commission as an effective agreement in the State of Oregon in Docket No. ARB 91 (Terms)/1/. I understand you have a copy of the Terms.

Please be advised that GTE's position regarding the adoption of the Terms is as follows.

     On January 25, 1999, the Supreme Court of the United States ("Court") issued its decision on the appeals of the Eighth Circuit's decision in Iowa Utilities Board. Specifically, the Supreme Court vacated Rule 51.319 of the FCC's First Report and Order, FCC 96-325, 61 Fed. Reg. 45476 (1996) and modified several of the FCC's and the Eighth Circuit's rulings regarding unbundled network elements and pricing requirements under the Act. AT&T Corp. v. Iowa Utilities Board, No. 97-826, 1999 U.S. LEXIS 903 (1999).

     Three aspects of the Court's decision are worth noting. First, the Court upheld on statutory grounds the FCC's jurisdiction to establish rules implementing the pricing provisions of the Act. The Court, though, did not address the substantive validity of the FCC's pricing rules. This issue will be decided by the Eighth Circuit on remand. GTE contends that certain provisions of the Terms may be void or unenforceable as a result of the Court's decision of January 25, 1999 and the remand of the pricing rules to the United States Eighth Circuit Court of Appeals.


--------------------

1 *These "agreements" are not agreements in the generally accepted understanding of that term. GTE was required to accept these agreements, which were required to reflect the then-effective FCC rules.













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February 3, 2000
Page 2


     Second, the Court held that the FCC, in requiring ILECs to make available all UNEs, had failed to implement section 251(d)(2) of the Act, which requires the FCC to apply a "necessary" or "impair" standard in determining the network elements ILECs must unbundle. The Court ruled that the FCC had improperly failed to consider the availability of alternatives outside the ILEC's network and had improperly assumed that a mere increase in cost or decrease in quality would suffice to require that the ILEC provide the UNE. The Court therefore vacated in its entirety the FCC rule setting forth the UNEs that the ILEC is to provide. The FCC must now promulgate new UNE rules that comply with the Act/2/. As a result, any provisions in the Terms requiring GTE to provide UNEs are nullified.

     Third, the Court upheld the FCC rule forbidding ILECs from separating elements that are already combined (Rule 315(b)), but explained that its remand of Rule 319 "may render the incumbents' concern on [sham unbundling] academic." In other words, the Court recognized that ILEC concerns over UNE platforms could be mooted if ILECs are not required to provide all network elements: "If the FCC on remand makes fewer network elements unconditionally available through the unbundling requirement, an entrant will no longer be able to lease every component of the network."

     The Terms which Pac-West seeks to adopt does not reflect the Court's decision, and any provision in the Terms that is inconsistent with the decision is nullified.

   GTE anticipates that after the FCC issues new final rules on UNEs, this matter may be resolved. In the interim, GTE would prefer not to engage in the arduous task of reforming agreements to properly reflect the current status of the law and then to repeat the same process later after the new FCC rules are in place. Without waiving any rights, GTE proposes that the parties agree to hold off amending (or incorporating the impact of the decision into) the Terms and let the section 252(i) adoption proceed by maintaining the status quo until final new FCC rules are implemented (the "New Rules"), subject to the following package of interdependent terms:

1. GTE will continue to provide all UNEs called for under the Terms until the FCC issues the New Rules even though it is not legally obligated to do so.

2. Likewise, Pac-West agrees not to seek UNE "platforms," or "already bundled" combinations of UNEs.

3. If the FCC does not issue New Rules prior to the expiration of the initial term of the Terms, GTE will agree to extend any new interconnection arrangement between the parties to the terms of this proposal until the FCC issues its New Rules.


-------------------------
2 * On November 5, 1999, the FCC released an order regarding a new list of UNEs that ILECs must offer to CLECs. At this time, the order is still not effective. GTE will comply with the requirements of this order when it becomes effective. Notwithstanding this, GTE does not waive, and hereby expressly reserves the right to challenge the legality of this order.





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February 3, 2000
Page 3


4. By making this proposal (and by agreeing to any settlement or contract modifications that reflect this proposal), GTE does not waive any of its rights, including its rights to seek recovery of its actual costs and a sufficient, explicit universal service fund. Nor does GTE waive its position that, under the Court's decision, it is not required to provide UNEs unconditionally. Moreover, GTE does not agree that the UNE rates set forth in any agreement are just and reasonable and in accordance with the requirements of sections 251 and 252 of Title 47 of the United States Code.

In sum, GTE's proposal as described above would maintain the status quo until the legal landscape is settled.

Pac-West's adoption of the ELI arbitrated Terms shall become effective upon filing of this letter with the Oregon Public Utility Commission and remain in effect no longer than the date the ELI arbitrated Terms are terminated. The ELI arbitrated agreement is currently scheduled to expire on June 22, 2001.

As these Terms are being adopted by you pursuant to your statutory rights under section 252(i), GTE does not provide the Terms to you as either a voluntary or negotiated agreement. The filing and performance by GTE of the Terms does not in any way constitute a waiver by GTE of its position as to the illegality or unreasonableness of the Terms or a portion thereof, not does it constitute a waiver by GTE of all rights and remedies it may have to seek review of the Terms, or to petition the Commission, other administrative body, or court for reconsideration or reversal of any determination made by the Commission pursuant to arbitration in Docket No. ARB 91, or to seek review in any way of any provisions included in these Terms as a result of Pac-West's 252(i) election.

Nothing herein shall be construed as or is intended to be a concession or admission by either GTE or Pac-West that any contractual provision required by the Commission in Docket No. ARB 91 (the ELI arbitration) or any provision in the Terms complies with the rights and duties imposed by the Telecommunications Act of 1996, the decision of the FCC and the Commissions, the decisions of the courts, or other laws, and both GTE and Pac-West expressly reserve their full right to assert and pursue claims arising from or related to the Terms. In particular, GTE does not waive and hereby expressly reserves its rights to challenge the Commission's determination to require reciprocal compensation or payment as local traffic from GTE to the telecommunications carrier for the delivery of traffic to the Internet.

Should Pac-West attempt to apply such conflicting provisions, GTE reserves its rights to seek appropriate legal and/or equitable relief. Should any provision of the Terms be modified, such modification would likewise automatically apply to this 252(i) adoption.






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February 3, 2000
Page 4


Pac-West does not concur with GTE's position as stated above; nor does Pac-West waive any right it may have to reciprocal compensation for internet traffic. Please indicate by your countersignature on this letter your understanding and commitment to the following three points only:

     (A) Pac-West adopts the Terms of the ELI arbitrated agreement for interconnection with GTE and in applying the Terms, agrees that Pac-West be substituted in place of ELI in the Terms wherever appropriate.

     (B) Pac-West requests that notice to Pac-West as may be required under the Terms shall be provided as follows:

               To:  Pac-West Telecomm, Inc.
                    Attention: Mr. John Sumpter
                    4210 Coronado Avenue
                    Stockton, CA 95204
                    Telephone number: 209/926-3136
                    Facsimile number: 209/926-4585

     (C) Pac-West represents and warrants that it is a certified provider of local dialtone service in the State of Oregon, and that its adoption of the Terms will cover services in the State of Oregon only.


Sincerely,

GTE Northwest Incorporated

Connie Nicholas
---------------
Connie Nicholas
Assistant Vice President                           [STAMP]
Wholesale Markets-Interconnection

Reviewed and countersigned as to points A, B, and C only:

Pac-West Telecomm, Inc.


/s/ [ILLEGIBLE]^^
-----------------
For Pac-West Telecomm, Inc.


cc:   R. Ragsdale - GTE